UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2018 (March 30, 2018)

ELLINGTON FINANCIAL LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34569

Delaware	26-0489289
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

53 Forest Avenue
Old Greenwich, CT 06870
(Address of principal executive offices, including zip code)

(203) 698-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Chief Financial Officer and Appointment of Chief Financial Officer and Chief Accounting Officer
Consistent with the Company's previous announcements, Lisa Mumford, the Chief Financial Officer (“CFO”) of Ellington Financial LLC (the “Company”), retired from her position with the Company on March 30, 2018.
At the same time, JR Herlihy, the Company’s Treasurer, assumed the role of CFO, and Christopher Smernoff, the Company’s Controller, became the Company's Chief Accounting Officer (“CAO”).
Ms. Mumford had served as the Company’s CFO since October 2009. Pursuant to the terms of a Retirement Agreement as discussed further below, Ms. Mumford's deferred compensation will continue to vest according to schedule and she will make herself available to provide reasonable assistance to the Company during such vesting period.
Mr. Herlihy, 36, joined Ellington Management Group L.L.C. (“Ellington”) in April 2011 and has been the Company’s Treasurer since May 2017. In addition, Mr. Herlihy has been the Treasurer of Ellington’s other public company affiliate, Ellington Residential Mortgage REIT (NYSE: EARN), since May 2017. Mr. Herlihy is also a Director at Ellington, where he has served in various capacities, including serving as Co-Chief Investment Officer of the Company’s former affiliate, Ellington Housing Inc. (“EHR”), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR’s inception in September 2012 through December 2016. Mr. Herlihy also served as EHR’s Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.
Mr. Smernoff, 41, joined Ellington in January 2007 and has been the Company’s Controller since February 2010. As the Company’s Controller, Mr. Smernoff is responsible for managing all aspects of the finance and accounting operations of the Company. In addition, Mr. Smernoff has served since April 2013 as the Controller of Ellington Residential Mortgage REIT (NYSE: EARN). From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by Ellington. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.
There are no arrangements or understandings between Mr. Herlihy and Mr. Smernoff and any other person pursuant to which either was appointed as an officer of the Company, and Mr. Herlihy and Mr. Smernoff are not related to any other officer or any director of the Company. Since the beginning of the Company’s last fiscal year to the effective date of Mr. Herlihy’s and Mr. Smernoff's appointments, Mr. Herlihy and Mr. Smernoff have not been participants, nor have they had any direct or indirect material interest in any transaction in which the Company was or is to be a participant and the amount involved exceeded or exceeds $120,000.
Retirement Agreement with Chief Financial Officer
On March 30, 2018, Ms. Mumford entered into a retirement agreement (the "Retirement Agreement") with Ellington and certain of its affiliates, including the Company. Pursuant to the Retirement Agreement, Ms. Mumford's deferred cash compensation will continue to vest, subject to certain conditions, through December 31, 2018, and the forfeiture restrictions on her LTIP Units will lapse, subject to certain conditions, as originally scheduled on December 12, 2018, December 13, 2018 and December 12, 2019. In return, Ms. Mumford will make herself available to provide reasonable assistance to our Company through such dates.
The foregoing description of the Retirement Agreement is qualified in its entirety by reference to the Retirement Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed herewith this Current Report on Form 8-K.
10.1    Retirement Agreement, dated March 30, 2018 by and between Lisa Mumford and Ellington Management Group, L.L.C. and its affiliates listed as parties thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELLINGTON FINANCIAL LLC

Dated: April 2, 2018	By:	/s/ JR Herlihy
JR Herlihy
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Retirement Agreement, dated March 30, 2018 by and between Lisa Mumford and Ellington Management Group, L.L.C. and its affiliates listed as parties thereto.